Exhibit 99.1

                                                   [Logo of National Steel]
--------------------------------------------------------------------------------
                                                   National Steel Corporation
                                                   4100 Edison Lakes Parkway
                                                   Mishawaka, IN  46545-3440
News Release

Media Contact:                      Tamara J. Freeman
                                    574-273-7558

Analyst / Investor Contact:         William E. McDonough
                                    574-273-7414


                            NATIONAL STEEL ANNOUNCES
                            ------------------------
                    FOURTH QUARTER AND FULL YEAR 2002 RESULTS
                    -----------------------------------------


     Mishawaka, IN, February 14, 2003 - National Steel Corporation today reported a net loss of $65.0 million for the fourth quarter of 2002. This compares to a net loss of $280.3 million reported in the fourth quarter of 2001. The fourth quarter 2002 net loss was negatively impacted by $32.5 million in reorganization expenses including a $26.1 million non-cash charge for potential additional costs associated with long-term agreements. The Company's results were also negatively impacted by scheduled maintenance outages totaling $26.4 million, which were completed during the quarter. The current quarter also includes unusual gains of $6.9 million and a tax benefit of $5.0 million recognized upon the closure of open tax years and the conclusion of a federal tax audit. The fourth quarter 2001 net loss was effected by several items including costs of $17 million associated with the idling of the National Steel Pellet Company, a $21 million charge for potentially uncollectible accounts receivable and income tax expense of $89.6 million resulting from the write-down of the year-end deferred tax asset on the Company's balance sheet.

     Net sales for the current quarter were $653.1 million, a decrease of 6% from the third quarter of 2002, while steel shipments were 5% lower at 1,260,000 tons. The lower shipment levels were primarily the result of seasonal slowdowns in the markets we serve. The average selling price for the fourth quarter of 2002 was $489 per ton, essentially the same as the third quarter of 2002. The Company reported an operating loss of $34.8 million before reorganization items for the fourth quarter 2002 as the above-mentioned lower shipment levels and maintenance outage costs impacted our overall operating performance. The Company did generate positive EBITDA of $5.0 million for the fourth quarter 2002 before reorganization costs.

     "As previously indicated, we anticipated a net loss for the fourth quarter given the increased spending on maintaining our facilities coupled with the seasonal slowdown in the markets that we serve. The higher maintenance costs were necessary to ensure the long-term viability of the Company's assets and continue to provide our customers with first-class service," said Mineo Shimura, Chairman and Chief Executive Officer. "Without the one-time reorganization charges recorded in the quarter, our results were in-line with our expectations."

     For the full year 2002, the Company reported a net loss of $148.7 million on sales of slightly more than $2.6 billion and shipments of 5,319,000 tons. This compares to a net loss of $652.1 million on sales of approximately $2.5 billion and shipments of 5,904,000 tons for the year 2001. The Company realized a $65 per ton average selling price increase for the year 2002 as the Company continued its strategy to increase its shipments of higher value-added products and took advantage of much improved spot market pricing for steel products during 2002. The Company's operating losses were reduced by $320.0 million from 2001 levels primarily as a result of the improved average selling prices, continuing cost reduction programs and lower labor costs. The Company generated positive EBITDA for the year 2002 of $26.2 million before reorganization costs.

     Mr. Shimura stated, "While we are not satisfied with the net loss recorded for 2002, the improvement over 2001 is significant. The efforts of our employees to reduce costs while still providing quality and service to our customers have been key to this improvement. These efforts have also helped us strengthen our liquidity position as we enter 2003."

Financial Position and Liquidity

     Total liquidity from cash and availability under the Company's DIP credit facility, after adjusting for all required reserves and letters of credit outstanding amounted to $221 million at December 31, 2002, a decrease of $16 million from September 30, 2002. Total borrowings under the DIP facility amounted to $129 million at December 31, 2002 as compared to $96 million at September 30, 2002. The increase in borrowing levels during the fourth quarter 2002 was the result of increased steel inventories, seasonal increases in raw materials inventories and increased levels of capital spending during the quarter.

     During the fourth quarter 2002 the Company funded $24 million in capital expenditures most of which were associated with the scheduled maintenance outages completed during the quarter. Total capital spending for the year 2002 amounted to $38.5 million.

Pension Accounting

     As a result of continuing declines in the financial markets, which have negatively impacted the value of pension assets, and the utilization of a lower interest rate to measure pension liabilities, the Company recorded a non-cash charge to other comprehensive income of $448 million in December 2002. This had the effect of increasing our minimum pension liability by $431 million at December 31, 2002.

Outlook

     It is anticipated that steel shipments in the first quarter of 2003 will be slightly higher than fourth quarter 2002 levels. Average selling prices could decline by 3% - 5% for the first quarter as a result of lower spot market steel prices and a weaker product mix of shipments.

Partially offsetting this will be lower costs associated with maintenance outages than we experienced in the fourth quarter of 2002. It is still expected that the Company will report a net loss for the first quarter 2003.

     Borrowings under the DIP facility are expected to increase during the quarter as a result of the anticipated net loss. Working capital should improve slightly and it is anticipated that capital spending will be in the range of $3 to $5 million for the quarter. It is expected that net availability under the DIP facility will essentially remain unchanged from year-end 2002 levels.

     As previously announced, in December 2002 the Pension Benefit Guaranty Corporation ("PBGC") gave notice to the Company of its intent to terminate the majority of the Company's qualified pension plans. The PBGC's decision to involuntarily terminate the qualified pension plans triggers FAS 88-curtailment accounting. In accordance with FAS 88, the Company will recognize the curtailment in the first quarter of 2003 by recording a non-cash charge estimated to be approximately $105 million. Should the PBGC be successful in terminating the Company's qualified pension plans, the Company would be required to record a settlement under FAS 88.

     National Steel and AK Steel have entered into an Asset Purchase Agreement ("APA") for most of its steel making, finishing and iron ore operations. The agreement is subject to a number of conditions, including bankruptcy court approval, termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and the execution and ratification of a new collective bargaining agreement with the United Steelworkers of America for those National Steel employees who will become employees of AK Steel. The APA is subject to higher and better offers submitted in accordance with the procedures approved by the bankruptcy court under sections 363 and 365 of the U.S. Bankruptcy Code. The U.S. Bankruptcy Court for the Northern District of Illinois approved the break up fee and bidding procedures related to the APA on February 6, 2003. The court's ruling gives AK Steel "stalking horse" or priority status in the asset sale process. At the same time, National Steel continues to work on its stand-alone plan of reorganization.

     All statements contained in this release, other than historical information, are forward-looking statements. A variety of factors could cause business conditions and the Company's actual results to differ materially from those expected by the Company or expressed in the Company's forward-looking statements. Additional information concerning these factors is available in the Company's most recent Form 10-K for the year ended December 31, 2001. A number of factors also could affect the ability of the Company to consummate the sale of its assets and or complete a stand-alone plan of reorganization, including those conditions described above concerning the Asset Purchase Agreement.

     Headquartered in Mishawaka, Indiana, National Steel Corporation is one of the nation's largest producers of carbon flat-rolled steel products, with annual shipments of approximately 5.5 million tons. National Steel employs approximately 8,200 employees. Please visit the Company's web site at www.nationalsteel.com for more information on the Company and its products and facilities.

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NATIONAL STEEL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In Millions of Dollars)
(Unaudited)


                                                                  Three Months                             Year
                                                               Ended December 31,                   Ended December 31,
                                                          ------------------------------       ------------------------------
                                                             2002              2001                2002             2001
                                                          ------------     -------------       -------------    -------------
Net sales                                                     $653.1          $ 592.7            $2,609.4         $2,492.3

Cost of products sold                                          632.3            671.9             2,476.2          2,648.7
Selling, general and administrative expense                     23.3             50.2               117.1            148.8
Depreciation                                                    39.8             41.8               160.7            167.9
Equity income of affiliates                                     (0.6)            (0.4)               (3.2)            (2.7)
Unusual items (credit)                                          (6.9)             1.2                (6.9)           (15.9)
                                                          ------------     -------------       -------------    -------------
Loss from operations before reorganization items               (34.8)          (172.0)             (134.5)          (454.5)

Reorganization items                                            32.5             --                  50.6             --

Other (income) expense
Financing costs (net)                                            3.1             19.3                24.8             67.0
Net gain on disposal of assets                                  (0.1)            (0.6)               (3.3)            (3.0)
                                                          ------------     -------------       -------------    -------------
                                                                 3.0             18.7               (21.5)            64.0
                                                          ------------     -------------       -------------    -------------

Loss before income taxes, extraordinary item and
cumulative effect of an accounting change                      (70.3)          (190.7)             (206.6)          (518.5)
Income tax (credit)                                             (5.3)            89.6               (57.9)           148.8
                                                          ------------     -------------       -------------    -------------

Loss before extraordinary item and cumulative
effect of an accounting change                                 (65.0)          (280.3)             (148.7)          (667.3)

Extraordinary item                                              --               --                  --               (2.0)
Cumulative effect of an accounting change (net of tax)          --               --                  --               17.2
                                                          ------------     -------------       -------------    -------------

Net loss                                                      $(65.0)         $(280.3)           $ (148.7)        $ (652.1)
                                                          ============     =============       =============    =============


Operating Statistics (in thousands of tons):

   Shipments                                                   1,260            1,397               5,319            5,904
   Production                                                  1,469            1,320               5,755            5,993

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NATIONAL STEEL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Millions of Dollars)


                           December 31,         December 31,                                 December 31,      December 31,
                               2002                 2001                                         2002              2001
                          ---------------      ----------------                             ---------------    --------------
                           (Unaudited)                                                       (Unaudited)
Assets                                                                   Liabilities and
                                                                          Stockholders'
                                                                        Equity (Deficit)
Cash and cash               $     1.5            $     1.4             Current liabilities     $   303.9           $   714.6
equivalents
Restricted cash                  --                    2.4             Long-term debt               --                 809.7
Receivables - net               222.5                224.2             Other long-term
Inventories                     405.7                390.4                liabilities              163.2             1,094.0
Other                            41.3                 15.5             Liabilities subject to
Deferred tax assets               4.7                  3.2                compromise             2,646.4                --
                          ---------------      ----------------                             ---------------     -------------
  Total current assets          675.7                637.1             Total Liabilities         3,113.5             2,618.3

Property, plant and
  Equipment - net             1,256.5              1,385.3             Stockholders' Deficit      (904.8)             (310.7)
Other assets                    276.5                285.2
                          ---------------      ----------------                             ---------------     -------------
                            $ 2,208.7            $ 2,307.6                                     $ 2,208.7           $ 2,307.6
                          ===============      ================                             ===============     =============



CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Millions of Dollars)  (Unaudited)

                                                                                Year Ended December 31,
                                                                               2002                 2001
                                                                         -----------------     ----------------
        Cash provided by (used in) operating activities:
          Net loss                                                        $   (148.7)           $   (652.1)
          Depreciation                                                         160.7                 167.9
          Reorganization items                                                  50.6                  --
          Unusual item                                                          (6.9)                 12.1
          Extraordinary item                                                    --                     2.0
          Cumulative effect of an accounting change                             --                   (17.2)
          Net gain on disposal of assets                                        (3.3)                 (3.0)
          Deferred income taxes                                                 (0.3)                148.2
          Changes in assets and liabilities:
            Receivables                                                          5.1                  44.1
            Receivables allowance                                               (3.4)                 17.3
            Receivables sold                                                    --                   (95.0)
            Inventories                                                        (15.3)                134.1
            Accounts payable & accrued liabilities                             164.2                 (64.1)
          All other                                                             45.8                  64.4
                                                                         -----------------     ----------------
          Net Cash provided by (used in) operating  activities
          before reorganization items                                          248.5                (241.3)

        Reorganization items                                                   (18.0)                 --
                                                                         -----------------     ----------------

            Net Cash provided by (used in) operating activities                230.5                (241.3)

         Cash provided by (used in) investing activities:
          Purchases of property, plant
            and equipment (net)                                                (38.5)                (48.8)
          Net proceeds from settlement                                           5.5                  --
          Net proceeds from the sale of assets                                   7.1                   2.5
                                                                         -----------------     ----------------
          Net Cash provided by (used in) investing activities                  (25.9)                (46.3)

        Cash provided by (used in) financing activities:
          Repayment of debt                                                    (13.8)                (28.9)
          Borrowings, net                                                     (185.1)                327.1
          Debt issuance costs                                                   (5.6)                (10.8)
                                                                         -----------------     ----------------

            Net Cash provided by (used in) financing  activities              (204.5)                287.4
                                                                         -----------------     ----------------

          Increase (decrease) in cash  and cash equivalents                     0.1                  (0.2)

          Cash and cash equivalents at the beginning of the year                1.4                   1.6
                                                                         -----------------     ----------------

          Cash and cash equivalents at the end of the year                   $  1.5                $  1.4
                                                                         =================     ================

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NATIONAL STEEL CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
(In Millions of Dollars)



                                                                  Three Months                             Year
                                                               Ended December 31,                   Ended December 31,
                                                          ------------------------------       ------------------------------
                                                             2002              2001                2002             2001
                                                          ------------     -------------       -------------    -------------
EBITDA/1/ Reconciliation

  Net loss                                                   $(65.0)         $(280.3)            $(148.7)         $(652.1)

  Depreciation                                                 39.8             41.8               160.7            167.9

  Reorganization items                                         32.5               --                50.6               --

  Financing costs                                               3.1             19.3                24.8             67.0

  Net gain on disposal of assets                               (0.1)            (0.6)               (3.3)            (3.0)

  Income tax (credit)                                          (5.3)            89.6               (57.9)           148.8

  Extraordinary item                                             --               --                  --              2.0

  Cumulative effect of an accounting change (net of tax)         --               --                  --            (17.2)
                                                         ------------     -------------       -------------    -------------
  EBITDA                                                     $  5.0          $(130.2)            $  26.2          $(286.6)
                                                         ============     =============       =============    =============

1 - EBITDA is defined as Loss from operations before reorganization items, depreciation and amortization.